Exhibit 99.2

[Letterhead of Stifel, Nicolaus & Company Incorporated]

December 17, 2007

The Bank of New York Trust Company, N.A., Trustee

Santa Fe Energy Trust

Global Corporate Trust

919 Congress, Suite 500

Austin, Texas 78701

Attn: Mike Ulrich

Vice President

Mr. Ulrich:

Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus” or “we”) has been advised that The Bank of New York Trust Company, N.A. (“BNY”), in its capacity as trustee of the Santa Fe Energy Trust (the “Trust”), (BNY solely in its capacity as trustee of the Trust, the “Trustee” and in its capacity as seller of certain of the Trust’s net profits royalties and other assets as set forth below, the “Seller”) has entered into a Purchase and Sale Agreement dated as of November 8, 2007 (the “Sale Agreement”) with Amen Properties, Inc. (the “Buyer”) pursuant to which the Buyer shall purchase the Properties (as defined in the Sale Agreement) from the Seller (the “Sale”) in exchange for aggregate consideration of $51,479,873.00 (the “Consideration”), on terms and conditions more fully set forth in the Sale Agreement.

You have requested Stifel Nicolaus’ opinion, as to the fairness, from a financial point of view, to the Seller of the Consideration to be paid to the Seller pursuant to the Sale Agreement in connection with the Sale of the Properties.

In connection with our opinion, we have, among other things:

(i)                                     reviewed and analyzed an executed copy of the Sale Agreement;

(ii)                                  reviewed and analyzed the audited financial statements of the Trust contained in its Form 10-K for the fiscal year ended December 31, 2005;

(iii)                               reviewed and analyzed certain other publicly available information concerning the Trust;

(iv)                              reviewed and analyzed certain internal information, primarily financial in nature, concerning the cash flow, production and reserves derived from the Net Profits Royalties (as defined in the Sale Agreement) prepared by Devon Energy Production Company (“Devon”) and the Trust’s reserve engineer, Ryder Scott and Company, L.P. (“Ryder Scott”);

(v)                                 held meetings and discussions with the Trustee, Devon, Ryder Scott and the Trust’s legal counsel concerning the Net Profits Royalties’ past, current and expected future production, cash flows, reserves and other matters;

(vi)                              reviewed the reported prices and trading activity of the publicly traded Depositary Units of the Trust (NYSE: SFF);

(vii)                           analyzed the present value of the future cash flows expected to be generated from the Net Profits Royalties under different commodity price scenarios;

(viii)                        analyzed the equity market capitalization of the Trust’s Depositary Units and the expected remaining cash flow from the Depositary Units’ other underlying assets (the Wasson ODC term royalty and the zero coupon Treasury obligations) to approximate the equity market’s implied value of the Net Profits Royalties;

(ix)                                reviewed and analyzed pricing metrics for selected publicly traded exploration and production C-Corporations, master limited partnerships and Royalty Trusts that we considered may have relevance to our inquiry;

(x)                                   reviewed the financial terms and valuation metrics, to the extent publicly available, of certain exploration and production acquisitions and divestiture transactions that we considered may have relevance to our inquiry;

(xi)                                conducted an auction process to assist the Trustee in identifying potential buyers for the Properties.  A summary of this process is as follows:

a.               Contacted over 90 prospective buyers to assess interest in the Properties;

b.              Distributed over 30 informational notes or “Teasers” to educate the market on the summary attributes of the Properties and executed 19 Confidentiality Agreements;

c.               Distributed 19 Confidential Descriptive Memorandums containing detailed information on the Properties;

d.              Received 10 Preliminary Bids;

e.               Invited 7 parties into a data room to conduct further due diligence; and

f.                 Received 3 Final Bids to purchase the Properties; and

(xii)                             conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion.

In connection with our review, we relied upon and assumed, without independent verification, the accuracy and completeness of all financial, production, reserve, cash flow and other information that was made available, supplied, or otherwise communicated to Stifel Nicolaus by or on behalf of the Trust, the Trustee, Devon or Ryder Scott, or that was otherwise reviewed by Stifel Nicolaus, and have not assumed any responsibility for independently verifying any of such information.  We have further relied upon the assurances by Devon and Ryder Scott that they are unaware of any facts that would make such information incomplete or misleading.  Stifel Nicolaus assumed, with the consent of the Trustee and Devon, that any material liabilities (contingent or otherwise, known or unknown), if any, relating to the Properties have been disclosed to Stifel Nicolaus.  Stifel Nicolaus has also assumed that the Trust has no “in-suspense” royalties based upon a representation to Stifel Nicolaus by Devon that Devon is not aware of any such “in-suspense” royalties.

We assumed that there were no material changes in (a) the assets, liabilities, financial condition, results of operations, production levels, business or prospects of the Trust since the date of the financial statements contained in the Trust’s Quarterly Report on Form 10-Q for the period ended September 30, 2007 and (b) the Trust’s reserves since November 30, 2007, the date of Ryder Scott’s revised FASB 69 reserve report.  Stifel Nicolaus has not been requested to make, and has not made, an independent evaluation or appraisal of the reserve, production and cash flow forecasts of the Properties, or any other assets or liabilities of the Trust.  Estimates of reserves, production and cash flow forecasts do not purport to be appraisals or necessarily reflect the prices at which the reserves, production, royalty interests or other assets may actually be sold.  Because such estimates are inherently subject to uncertainty, Stifel Nicolaus assumes no responsibility for their accuracy.  We relied on advice of counsel to the Trust and Trustee as to certain legal and tax matters with respect to the Trust, the Properties, the Sale and the Sale Agreement.  Stifel Nicolaus has relied upon Ryder Scott’s professional judgment as to the reasonableness of the reserve, production and cash flow forecasts (and the assumptions and bases therein) included in the Trust’s reserve report, and we have assumed such forecasts and projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of Ryder Scott as to the future production of the Properties, and that they provided a reasonable basis upon which we could form our opinion.  We acknowledge that Ryder Scott has informed us that such forecasts and projections are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to commodity prices and general economic and business conditions, and that accordingly, actual results could vary significantly from those set forth in such reserve and cash flow forecasts.  Stifel Nicolaus has relied on the reserve, production and cash flow forecasts without independent verification or analysis and does not, in any respect, assume any responsibility for the accuracy or completeness thereof.

Our opinion is limited to whether the Consideration is fair to the Seller, from a financial point of view.  Our opinion does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Trust or the Trustee; (ii) the legal, tax or accounting consequences of the Sale on the Trust or the holders of the Trust’s Depositary Units including, without limitation, any allocation of the Consideration among the Properties as contemplated by the Sale Agreement; (iii) the fairness of the amount or nature of any compensation to any of the Trust’s or Trustee’s officers, directors or employees, or class of such persons, relative to the compensation to the public holders of the Trust’s Depositary Units; or (iv) whether Buyer has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Consideration to Seller at the closing of the Sale.  Our opinion also does not address or include the anticipated contemporaneous sale by Devon of certain net profits royalty interests and other assets of the Trust owned by Devon.  Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which the Trust’s Depositary Units will trade prior to or following consummation of the Sale.

Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us by the Trust, the Trustee, Devon and/or Ryder Scott on the date hereof.  It is understood that subsequent developments may affect the conclusions reached in this opinion, and that Stifel Nicolaus does not have any obligation to update, revise or reaffirm this opinion.  We have also assumed that the Sale, and any other transactions contemplated by the Sale Agreement, will be consummated on the terms and conditions described in the Sale Agreement, without any waiver of material terms or conditions by the Trust, or any other party, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Sale will not have an adverse effect on the Trust, the Properties or the Depositary Units.  We have further assumed, with your consent, that there are no factors that would delay, or subject to any adverse conditions, any necessary regulatory or governmental approvals, and that all conditions to the Sale will be satisfied and not waived.

We have acted as financial advisor to the Trust in connection with the Sale and will receive a fee for our services, a portion of which is contingent upon the consummation of the Sale.  We have also acted as financial advisor to the Trustee and will receive an additional fee upon the delivery of this opinion.  We will not receive any other significant payment or compensation contingent upon the successful completion of the Sale.  There are no material relationships that existed during the two years prior to the date of this opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel Nicolaus and any party to the Sale.  In the ordinary course of business, Stifel Nicolaus may trade in the Depositary Units of the Trust for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of, and directed to, the Trustee for its information and assistance in connection with its evaluation of the financial terms of the Sale and is not to be relied upon by any holder of the Trust’s Depositary Units or any other person or entity.  Our opinion does not constitute a recommendation to the Trust or the Trustee as to whether the Trust or Trustee should enter into the Sale Agreement, or to any holder of the Trust’s Depositary Units as to how such unitholder should vote at any unitholders’ meeting at which the Sale is considered, or exercise any dissenters’ or appraisal rights that may be available to such unitholder.  Additionally, our opinion does not compare the relative merits of the Sale with those of any other transaction or business strategy which may have been available to or considered by the Trustee or the Trust as alternatives to the Sale and does not address the underlying business decision of the Trust or the Trustee to proceed with or effect the Sale.

Stifel Nicolaus’ Fairness Opinion Committee has approved the issuance of this opinion.  This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities or to seek approval for the Sale, nor shall this letter be used for any other purposes, without the prior written consent of Stifel Nicolaus.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to the Seller in connection with the Sale pursuant to the Sale Agreement is fair to the Seller, from a financial point of view.

Very truly yours,

/s/ STIFEL, NICOLAUS& COMPANY, INCORPORATED
STIFEL, NICOLAUS& COMPANY, INCORPORATED